EXHIBIT 23

Independent Auditors' Consent

     We consent to the incorporation by reference in Registration Statements Nos. 333-02245, 333-42010, 333-50809, 333-86846, 33-17530, 33-28118 and 33-78102 on Form S-8 and Registration Statement Nos. 333-105918 and 333-88122 on Form S-3 of Photronics, Inc. of our report dated December 5, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company changing its method of accounting for goodwill and other intangible assets in 2002) appearing in this Annual Report on Form 10-K of Photronics, Inc. for the year ended November 2, 2003.

/s/ Deloitte & Touche LLP Hartford, Connecticut January 26, 2004